For More Information:
                                                                 Sarah Russ
                                                     Southern Union Company
                                                               512-370-8240

                                                                  Tom Sloan
                                                                   Director
                                                   Corporate Communications
                                                    Western Resources, Inc.
                                                               913-575-6436


                    MISSOURI PSC APPROVES SOUTHERN UNION COMPANY'S
               PURCHASE OF GAS PROPERTIES FROM WESTERN RESOURCES, INC.

                                 ____________________


                   SOUTHERN UNION COMPANY COMPLETES RIGHTS OFFERING


               AUSTIN,  TX (December  30,  1993) -  Southern Union  Company

          (AMEX:  SUG) and Western Resources, Inc. (NYSE:WR) announced that on Wednesday, December 29, the Missouri Public Service Commission

          (MPSC) issued all  MPSC approvals necessary for Southern Union to purchase the western Missouri natural gas distribution operations

          of  Western Resources.   The  acquisition will almost  double the

          size of Southern Union, with the addition of 462,000 customers in service  areas including Kansas City, Joplin and St. Joseph.  The acquisition is expected to close on January 31, 1994.

               The MPSC's order is effective January 9, 1994.  Its approval of the  acquisition is subject to the  terms of a stipulation and settlement agreement among Southern Union, Western Resources, the

          MPSC Staff and all intervenors in this MPSC proceeding, including the Missouri Office of  Public Counsel.  The stipulations  to the acquisition include:

                    1)   Southern Union  must,  within three  years of  the

                         closing  of the sale, attain a total debt to total


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                         capital  ratio that  does not exceed  Standard and

                         Poor's  Corporation's Utility  Financial Benchmark

                         ratio  for the  lowest investment  grade investor-

                         owned  natural gas  distribution company  (at this

                         time, such ratio would be approximately 58%) or it

                         will  not be  able to  implement any  general rate

                         increase;

                    2)   Southern Union  cannot  implement a  general  rate

                         increase  in  Missouri  for at  least  three years

                         after the  closing of  the sale except  in certain

                         unusual events;

                    3)   Western Resources  must transfer an  additional $9

                         million to the  Missouri employees' pension  funds

                         to be transferred to Southern Union;

                    4)   Southern Union must, beginning in 1994, contribute

                         an   additional   $3  million   to   the  Missouri

                         employees' pension funds;

                    5)   The MPSC Staff will  recommend that the MPSC issue

                         new accounting orders with respect to the Missouri

                         business that would  essentially continue  certain

                         MPSC accounting orders now in effect with  respect

                         to Western Resources;






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                    6)   Southern  Union  will establish  a corporate-owned

                         life  insurance program to  offset retiree medical

                         costs reflected pursuant to FASB 106; and

                    7)   Southern Union will continue all Western Resources

                         natural gas safety programs.

               Southern  Union   stated  that   it  intends  to   fund  the

          acquisition  with  the  proceeds  from  its  subscription  rights offering for common stock that expired December 23, 1993, and its previously  announced underwritten  offering of  debt securities.

          The rights  offering for 2  million shares at  $25 per  share was oversubscribed and is expected  to be closed out on  December 31,

          1993.   The debt offering, to  be managed by Merrill  Lynch & Co.

          and Smith Barney Shearson, Inc., is scheduled to occur in January

          1994.

               Southern   Union  and  Western  Resources  entered  into  an

          agreement  with respect to the acquisition on July 9, 1993, which includes  as conditions to  closing the receipt  of certain other consents and approvals.

               Southern  Union  presently provides  natural gas  service to approximately 475,000 customers in Texas and Oklahoma.

               Western  Resources,  through  its operating  companies  KPL,

          KG&E,  and   Gas  Service,   provides  natural  gas   service  to

          approximately 1,083,000 customers in Kansas, western Missouri and northern Oklahoma,  and electric service to  578,000 customers in eastern and  central Kansas.  Western  Resources is headquartered in Topeka, Kansas.

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